Exhibit 99.1

SUTRON REPORTS FIRST QUARTER 2014 RESULTS

Sterling, VA - May 14, 2014 - Sutron Corporation (NASDAQ: STRN) today announced results for the first quarter ended March 31, 2014.

First Quarter 2014 Results

•	First Quarter 2014 Revenue of $4.9 million; down from $6.5 million Revenue first quarter 2013

•	First Quarter Net Loss of $619 thousand; down from $30 thousand Net Income in first quarter 2013

•	Cash balance of $9.2 million at March 31, 2014; up from $5.0 million at March 31, 2013 and from $9.1 million at December 31, 2013

Sutron reported revenue of $4.9 million for the first quarter of 2014, down $1.6 million, or 25% from the prior year first quarter.   Standard product revenues for the first quarter of 2014 declined to $1.5 million as compared to $2.8 million for the first quarter of 2013.  The decrease in standard product revenue is attributed to fewer and unexpected order delays from the federal, state and local sectors than compared to the previous year. The MeteoStar Division revenues for the first quarter were $924 thousand, down from $1.7 million for the first quarter 2013, primarily due to unanticipated delays in projects expected to be awarded at the end of 2013 and the beginning of 2014.  The Integrated Services Division, the India subsidiary, as well as the Sabio Division all reported increases in revenue over the prior year, but those aggregate increases  were not sufficient to overcome the declines in the Company’s standard product and MeteoStar divisions.

Net loss for the first quarter of fiscal year 2014 was $587,476, a decrease from net income of $30,202 in the first quarter of fiscal year 2013.  Loss per share was $(0.12) per basic and diluted share for the first quarter of 2014 as compared to earnings of $0.01 per share in the first quarter of 2013.

The Company’s backlog as of March 31, 2014 was approximately $12.1 million, down 8% from the backlog as of March 31, 2013.

Balance Sheet and Liquidity

Sutron ended the first quarter of 2014 with $9.2 million in cash and cash equivalents, up from $9.1 million at December 31, 2013 and from $5.0 million at March 31, 2013.  Cash generated by operating activities in the first quarter of 2014 was approximately $113 thousand compared to cash used by operating activities in the first quarter of 2013 of $2.1 million.  The principal components of the generation of cash in the first quarter of 2014 were the decrease of accounts receivable, the increase of customer advance payments, and non-cash items such as depreciation, amortization, and stock-based compensation contrasted against uses of cash of increased prepayments to vendors and an increase in our inventory on hand as of March 31, 2014.  Capital expenditures were $47,536 in the first quarter of 2014 compared to $95,108 in the first quarter of 2013.

Free Cash Flow in the first quarter of 2014 was approximately $66 thousand compared to negative Free Cash Flow of $(2,153,747) for the first quarter of 2013.  Sutron defines Free Cash Flow as net cash provided or used by operating activities less cash used in the purchase of property and equipment.  The primary cause for the year over year variance was the acquisition of Sabio in a cash transaction in March, 2013.

Management Commentary

“While our first quarter has historically been a slow quarter for Sutron, we are not pleased with our first quarter results,” stated Raul McQuivey, Chairman and Chief Executive Officer. “The decrease in revenue over the same period in the previous year was largely due to fewer projects awarded at the end of 2013 and beginning of 2014 than we had anticipated and a particularly slow quarter in the amount of orders received by our standard product division.  Our performance in the first quarter of 2014 is significantly below our budget, and we have a lot of work to do in the remainder of 2014 to meet our goals. Our focus for the remainder of 2014 will be to drive revenue growth and also to achieve steady improvement in our operating margins and net income.  We are encouraged that the Company had good bookings in the month of April recording just over $4 million in new orders and believe that our sales pipeline is robust enough to help us recover from the slow start. We are investing in initiatives we believe will lead to increased market penetration and sales and revenue growth going forward. One of those initiatives is our new website that has been launched and available at www.sutron.com.  The new website is interactive and better enables customers to identify Sutron products that will make a difference to their needs. Moreover, to improve our margins, we are making investments to automate some processes that should allow us to produce certain products more efficiently and more cost effectively. Although these initiatives are not immediate cures for Sutron’s performance, we believe they will foster and sustain growth for Sutron in the near future.”

Conference Call

The Company will host a conference call on May 14, 2014 at 1:45 p.m. Eastern Time during its Annual Shareholders Meeting to discuss its strategic direction and focus and to review the results for fiscal year 2013 and the first quarter of 2014. The on-line presentation can be accessed via the following webinar link and phone number:

On-line webinar/presentation:

https://attendee.gotowebinar.com/register/8787621643492568577

Audio:
Toll:+1 (646) 307-1708
Access Code: 948-227-484

About Sutron

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  We provide hydrological, meteorological, air quality, oceanic and aviation real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities, hydropower companies and other commercial entities.  Our quarterly results may fluctuate substantially based upon contract awards that are difficult to project in terms of timing and may be delayed due to differing time frames in securing government approvals and funding.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, EBITDA, financing plans, business strategy, bookings, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2014	(Audited) December 31, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$8,296,797	$8,283,092
Restricted cash and cash equivalents	875,820	850,279
Accounts receivable, net	5,663,123	5,863,636
Inventory, net	5,202,583	4,876,641
Prepaid items and other assets	685,757	446,749
Income taxes receivable	104,855	106,897
Deferred income taxes	1,051,717	664,558
Total Current Assets	21,880,652	21,091,852

Property and Equipment, Net	1,466,119	1,532,144
Other Assets
Goodwill	4,452,152	4,452,152
Intangibles, net of amortization	861,238	907,495
Deferred tax assets	64,075	77,357
Other Assets	80,427	81,885
Total Assets	$28,804,662	$28,142,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,362,497	$1,170,446
Accrued payroll	292,751	468,454
Deferred revenue	789,573	686,029
Other accrued expenses	2,820,613	1,520,261
Billings in excess of costs and estimated earnings	253,770	388,687
Total Current Liabilities	5,519,204	4,233,877
Long-Term Liabilities
Deferred rent	859,351	890,391
Deferred income taxes	-	-
Total Liabilities	6,378,555	5,124,268
Stockholders’ Equity
Common stock, 12,000,000 shares authorized; 5,066,009 issued and outstanding at March 31, 2014 and December 31, 2013	50,660	50,660
Additional paid-in capital	5,363,275	5,340,277
Retained earnings	17,281,780	17,869,256
Accumulated other comprehensive loss	(269,608)	(241,576)
Total Stockholders’ Equity	22,426,107	23,018,617
Total Liabilities and Stockholders’ Equity	$28,804,662	$28,142,885

See accompanying notes to consolidated financial statements.

SUTRON CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue	$4,899,345	$6,455,110

Cost of goods sold	3,337,551	3,808,969
Gross profit	1,561,794	2,646,141

Operating expenses:
Selling, general and administrative expenses	1,659,849	1,634,003
Research and development expenses	868,949	970,139
Total operating expenses	2,528,798	2,604,142

Operating (loss) income	(967,004)	41,999

Financing income, net	2,873	3,203

(Loss) income before income taxes	(964,131)	45,202

Income tax (benefit) expense	(376,655)	15,000
Net (loss) income	$(587,476)	$30,202

Net (loss) income per share:

Basic (loss) income per share	$(0.12)	$0.01
Diluted (loss) income per share	$(0.12)	$0.01

Comprehensive income:

Net (loss) income	$(587,476)	$30,202

Foreign currency translation adjustments	(28,032)	4,017

Comprehensive (loss) income	$(615,508)	$34,219

See accompanying notes to consolidated financial statements.

SUTRON CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Net (loss) income	$(587,476)	$30,202
Noncash items included in net income:
Depreciation	113,562	96,340
Amortization of intangibles	46,257	33,585
Deferred income taxes	(373,877)	23,000
Stock based compensation	22,998	42,528
Tax benefit from stock options exercised	-	(12,996)
Change in current assets and liabilities, net of the impact of acquisitions:
Accounts receivable	200,513	(1,448,011)
Inventory	(325,942)	(150,221)
Prepaid expenses and other assets	(239,008)	(633,764)
Income tax receivable	2,042	(14,472)
Accounts payable	192,051	60,198
Accrued expenses	1,124,649	(46,768)
Deferred revenues	103,544	(84,527)
Billings in excess of costs and estimated earnings	(134,917)	131,717
Deferred rent	(31,040)	(85,450)
Net Cash Provided (Used) by Operating Activities	113,356	(2,058,639)

Cash Flows from Investing Activities:
Restricted cash and cash equivalents	(25,541)	61,700
Purchase of property and equipment	(47,536)	(95,108)
Other assets	1,458	1,459
Business acquisition	-	(1,214,330)
Net Cash Used by Investing Activities	(71,619)	(1,246,279)

Cash Flows from Financing Activities:
Tax benefit from stock options exercised	-	12,996
Proceeds from stock options exercised	-	4,930
Net Cash Provided by Financing Activities	-	17,926

Effect of exchange rate changes on cash and cash equivalents	(28,032)	4,017
Net decrease in cash and cash equivalents	13,705	(3,282,975)
Cash and Cash Equivalents, beginning of period	8,283,092	7,576,374
Cash and Cash Equivalents, end of period	$8,296,797	$4,293,399

Company Contact: Glen Goold
+1 (703)406-2800
ggoold@sutron.com
www.sutron.com